EXHIBIT 99.1

Contact:	Contact:
Trans World Entertainment	Financial Relations Board
John Anderson	Marilynn Meek
Chief Financial Officer	(mmeek@frbir.com)
(518) 452-1242	(212) 827-3773

38 Corporate Circle

Albany, NY 12203

www.twec.com	NEWS RELEASEE

Trans World Entertainment Corporation ANNOUNCES THE Purchase OF etailz, Inc., Digital Marketplace Retail Expert

Combination of Distinct Yet Complementary Businesses

Creates Unique Total Retail Entity Positioned For Growth

The Company Will Host a Conference Call on Tuesday, October 28 at 10:00 a.m. ET

Highlights:

•	etailz is an innovative and leading digital marketplace retail expert
•	Capitalizes upon immediate opportunity to diversify into the fastest growing segment of retail: the digital marketplace
•	Purchase price of approximately $75 million payable in cash and stock, including potential contingent payments for the achievement of predetermined financial targets for fiscal years 2017 and 2018 and the assumption of liability for an employee retention bonus plan
•	etailz has a demonstrated track record of increasing revenue and profitability. From 2013 to 2015, sales grew from $27 million to $93 million with operating income growing from $0.8 million to $3.4 million.
•	etailz revenue was $116 million for the trailing unaudited 12-month period ending September 30, 2016, a 40% increase over the trailing 12 months for the same period last year
•	etailz has been ranked on the Inc. 5000 list of the fastest growing companies four years in a row
•	Acquisition is expected to be accretive in the first full fiscal year (2017)
•	Entire management team with digital marketplace expertise to remain
•	Trans World will serve as the umbrella corporation for the stand alone operation of etailz and FYE while benefiting from sharing certain infrastructure, development resources, scale and best operational and digital practices

Albany, NY October 17, 2016 - Trans World Entertainment Corporation (NASDAQ: TWMC) today announced the acquisition of etailz, Inc. in a cash and stock transaction of approximately $75 million, which was unanimously approved by the boards of directors of each company. The acquisition combines the entertainment specialty retailer with a leading digital marketplace retailer. Together, both companies expect to benefit by sharing certain infrastructure, development resources, scale and best operational and digital practices in order to deliver innovation and value to Trans World Entertainment customers, shareholders, business partners and the combined Trans World Entertainment team.

etailz is a leading digital marketplace expert retailer, operating both domestically and internationally. They use a data driven approach to digital marketplace retailing utilizing proprietary software and ecommerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions.  In the past 12 months, etailz sold over 30,000 SKUs from over 2,000 manufacturers and distributors in numerous product categories, primarily through the Amazon Marketplace.

“The structure of the deal allows for continuity, flexibility and incentive to achieve our combined long term goals.” commented Mike Feurer, Trans World’s President and Chief Executive Officer.

Trans World paid $36.2 million in cash and issued 5.7 million shares of TWMC stock at closing to the shareholders of etailz for their shares. Based on the closing stock price on Friday, October 14, the shares had a value of $19.6 million. An earn-out of up to a maximum of $14.6 million will be payable in 2018 and 2019 subject to the achievement by etailz of $6 million in operating income in 2017 and $7.5 million in fiscal 2018.  In connection with the acquisition, Trans World assumed the liability for etailz $4.2 million employee retention bonus plan, of which $1.9 million was paid at closing. Shares issued to Josh Neblett, etailz’s Chief Executive Officer, will vest over a two year period. The acquisition and related costs (including paying off outstanding indebtedness under etailz credit facility) were funded primarily from Trans World’s cash on hand and with short term borrowings under its revolving credit facility.

Trans World intends to capitalize upon the specific opportunities afforded by each of FYE and etailz while taking advantage of synergistic revenue and profit pathways through the collaborative energies of the two businesses. The acquisition will enable Trans World Entertainment to continue to build upon its credibility with fans of entertainment by diversifying into the fastest growing segment of retail: the digital marketplace. The result will be expanded choice and value for customers.

“In the past several years, the entertainment based retail industry and the retail landscape in general have experienced tectonic shifts and disruptions necessitating creative and transformative collaborations in order to continue serving customers within such a dynamic and competitive environment.” continued Mr. Feurer. “This acquisition unlocks a unique opportunity for our two companies to engage, compete, and thrive as a true omni-channel retailer. Of equal importance is the professional camaraderie we’ve developed with etailz as we’ve worked with CEO Josh Neblett and the etailz management team. This is a timely and significant opportunity to deliver long-term growth and shareholder value under the combination of these two companies. It also affords the additional potential benefit of unlocking Trans World’s $158 million in Federal Net Operating Loss Carryforwards,” Mr. Feurer added.

“We are proud of the successful etailz progression over the past 8 years and we are excited to join forces with a company of Trans World’s scale, heritage, and industry reputation. We look forward to accessing the relationships, operational expertise and infrastructure they have built to help unlock the full potential of etailz and accelerating our progress towards being the industry leader for digital marketplace sales and expertise,” commented Josh Neblett, Chief Executive Officer of etailz.

etailz will remain headquartered in Spokane WA.

Conference Call

The company will host a conference call on Tuesday, October 18, 2016 at 10:00 a.m. ET to review this announcement. Dial 877-407-9124 to participate. This call will be simultaneously webcast at the Company’s website, www.twec.com.

Trans World’s Advisors

In this transaction, Pitt Passage Consumer Advisors served as financial advisor to the Company, Oppenheimer & Co. served as financial advisor to the Board of Directors, and Cahill Gordon & Reindel LLP acted as legal advisor.

Etailz’s Advisors

Paine Hamblen, LLP served as etailz’s legal advisors for the transaction.

About Trans World Entertainment Corporation

Trans World Entertainment is a leading specialty retailer of entertainment and popular culture. More than 40 years since its founding, Trans World Entertainment continues to set the pace in retail entertainment – adapting, innovating and anticipating the needs of our customers. We continue to build upon priorities to deliver our vision of becoming the most compelling entertainment and pop culture experience in retail. This vision is demonstrated by our ever-expanding array of trend, music, movies, game culture, and other related products. We provide the sounds, sights, apparel and accessories, experiences and collectibles that people love. The Company operates retail stores in the United States and Puerto Rico, primarily under the names FYE. for your entertainment and Suncoast and on the web at www.fye.com and www.secondspin.com. Trans World Entertainment, which established itself as a public company in 1986, is traded on the Nasdaq National Market under the symbol “TWMC”.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.